Exhibit 5.2

William L. Hutton Executive Vice President, General Counsel and Secretary

May 13, 2024

Reinsurance Group of America, Incorporated

16600 Swingley Ridge Road

Chesterfield, Missouri 63017

Ladies and Gentlemen:

I am Executive Vice President, General Counsel and Secretary for Reinsurance Group of America, Incorporated, a Missouri corporation (the “Company”). I am furnishing this letter in connection with the issuance by the Company of $650,000,000 aggregate principal amount of the Company’s 5.750% Senior Notes due 2034 (the “Securities”) to be issued pursuant to the Indenture, dated as of August 21, 2012 (the “Original Indenture”), as supplemented by the Ninth Supplemental Indenture, dated as of May 13, 2024 (the “Supplemental Indenture” and, together with the Original Indenture, as so supplemented, the “Indenture”), in each case, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

The Securities are being issued and sold pursuant to the Company’s automatic shelf Registration Statement on Form S-3 (File Nos. 333-270548, 333-270548-01 and 333-270548-02) (the “Registration Statement”) filed by the Company, RGA Capital Trust III, a Delaware statutory trust, and RGA Capital Trust IV, a Delaware statutory trust, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on March 15, 2023, including a base prospectus, dated March 15, 2023, as supplemented by a preliminary prospectus supplement dated May 8, 2024, and a final prospectus supplement dated May 8, 2024 (collectively, the “Prospectus”), which the Company filed with the Commission pursuant to Rule 424(b) under the Securities Act.

As such counsel, I have reviewed and am familiar with the Registration Statement and with the form of Prospectus. I have also reviewed the Underwriting Agreement, dated May 8, 2024 (the “Underwriting Agreement”), by and among the Company and BofA Securities, Inc., U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named in Schedule I therein (collectively, the “Underwriters”), relating to the sale by the Company to the Underwriters of the Securities.

I have also reviewed the Amended and Restated Articles of Incorporation of the Company and the Amended and Restated Bylaws of the Company. I am familiar with the corporate proceedings taken by the Company to authorize the issuance and sale of the Securities by the Company to the Underwriters pursuant to the Underwriting Agreement.

In connection herewith, I have examined and relied without independent investigation as to matters of fact upon such certificates of public officials, such statements and certificates of officers of the Company, the representations and warranties set forth in the Underwriting Agreement, and such other corporate records, documents, certificates and instruments as I have deemed necessary or appropriate in order to enable me to render the opinions expressed herein. I have assumed the genuineness of all signatures on all documents examined by me, the legal competence and capacity of each person executing documents, the authenticity of all documents submitted to me as originals, the conformity to authentic originals of all documents submitted to me as certified or photostatted copies, or drafts of documents to be executed, and the due authorization, execution and delivery of all agreements (other than the due authorization, execution and delivery of the Indenture and the Securities on behalf of the Company). I have assumed that all of the documents referred to in this opinion constitute the valid, binding and enforceable obligations of all of the parties to such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, I am of the opinion that:

1.	The Company is validly existing as a corporation in good standing under the laws of the State of Missouri.

2.	The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture and to issue the Securities.

3.	The Securities and the Supplemental Indenture have been duly executed and delivered by the Company, and have been duly authorized by all requisite corporate action on the part of the Company.

This opinion is not rendered with respect to any laws, statutes, rules or regulations other than the laws of the State of Missouri (other than the blue sky or securities laws of such state, as to which I render no opinion) (the “Covered Law”). I do not express any opinion with respect to the law of any jurisdiction other than the Covered Law or as to the effect of any non-covered law on the opinion herein stated, or as to the securities or “blue sky” laws of any jurisdiction. The opinion expressed in this opinion letter is strictly limited to the matters stated in this opinion letter and no other opinions are to be implied.

I hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K and to the use of my name under the caption “Legal Matters” in the Prospectus. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ William L. Hutton, Esq.

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